Exhibit 99.1

MEDIA RELEASE

Puget Sound Energy announces

clean energy wind project

PSE to build a 248 MW utility-scale wind project in Stillwater County, Montana

BELLEVUE, Wash. (Dec. 7, 2023) – Puget Sound Energy (PSE) announced today it is developing the Beaver Creek wind farm, a utility-scale wind project that will be located on the high plains in Stillwater County, Montana.

The Beaver Creek wind farm is the latest addition in a growing list of renewable energy resources that PSE is acquiring as it works toward Washington state’s ambitious clean energy laws. By 2030, the amount of new, non-emitting generation resources PSE will need to have is more than the utility has accumulated in its 150-year history.

The wind farm will have an expected initial nameplate capacity of 248 megawatts (MW), enough energy to power about 83,000 homes a year. Additionally, there will be an opportunity to add wind turbines in neighboring Sweet Grass County, as well as a lithium-ion battery energy storage system to shape Beaver Creek’s variable wind output and better match PSE’s customer energy needs. Montana wind has a high production rate that is especially valuable during extremely cold weather in the Pacific Northwest, when high pressure systems mean that Washington wind farms produce less energy.

“PSE is undergoing one of the largest clean energy transformations of any utility in the country,” said Mary Kipp, president and CEO of Puget Sound Energy. “Our priority is meeting our customers’ demand for clean energy while continuing to deliver the safe and reliable energy they also expect.”

PSE has been a partner in Montana’s energy economy since the 1970s and continues to invest in the state of Montana and its communities. The project will interconnect on NorthWestern Energy’s system and will use existing PSE transmission on the Colstrip Transmission System to bring the wind energy back to PSE customers.

The Beaver Creek project will utilize federal tax credits and comply with provisions of the Inflation Reduction Act that emphasize the importance of union and/or prevailing wage jobs and apprenticeship programs for tradespeople involved with the project. It is also PSE’s intent to use domestically produced products when possible. The wind farm is expected to utilize an estimated 150-200 skilled workers during construction with an ongoing need for 10-15 permanent on-site workers during operation. Construction is set to begin in the spring of 2024, with the facility expecting to be operational in 2025.

As part of the clean energy transition, PSE continues to partner with energy producers in the state of Montana. Recent examples include power purchase agreements signed with Energy Keepers, Inc., the tribally owned corporation of the Confederated Salish and Kootenai Tribes for hydroelectric power, and an agreement with NextEra for power from Montana’s largest wind farm, Clearwater Wind, based in Rosebud, Custer and Garfield Counties. Learn more about these projects and PSE’s work in Montana at www.psemontana.com.

Earlier this year, PSE announced the expansion of its largest wind farm in Washington state, located near Pomeroy, Washington; signed a contract to purchase wind power from Vantage Wind Energy Center in Ellensburg, WA; and signed a long-term clean energy contract with Chelan PUD to receive renewable hydropower from the PUD’s two projects on the Columbia River. Since 2019, PSE has added more than 1,000 MW of renewable nameplate capacity to its system.

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Media Contact:

Andrew Padula, 888-831-7250, psenewsroom@pse.com

Puget Sound Energy is proud to serve our neighbors and communities in ten Washington counties.

We’re the state’s largest utility, supporting approximately 1.2 million electric customers and 900,000 natural gas customers.

We aspire to be a beyond net zero carbon energy company by 2045.

For more about us and what we do, visit pse.com. Also follow us on Facebook and Twitter.